UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2009

Triple Crown Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51636	20-3012824
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

725A Old Norcross Road, Lawrenceville, GA		30045
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code)            (770) 338-7351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operatons

Item 1.01 Entry Into a Material Definitive Agreement.

On March 31, 2009, Triple Crown Media, Inc. (the “Company”) entered into Amendment No. 5 to its Second Lien Senior Secured Credit Agreement and Note by and among Triple Crown Media, LLC as Borrower; the Company as Parent and Guarantor; Wilmingto Trust FSB as Administrative Agent and Collateral Agent; BR Acquisition Corp., BR Holding, Inc., DataSouth Computer Corporation, Gray Publishing, LLC and Capital Sports Properties, Inc. as Guarantors; Wachovia Bank, National Association, as administrative agent for lenders party to the First Lien Facilities; and Global Leveraged Capital Credit Opportunity Fund I, GoldenTree 2004 Trust, GoldenTree Capital Solutions Fund Financing, GoldenTree Capital Solutions Offshore Fund Financing, GoldenTree Capital Opportunities, LP, GoldenTree MultiStrategy Financing, Ltd., Greyrock CDO, Ltd., Landmark III CDO Limited, Landmark IV CDO Limited, Landmark V CDO Limited, Landmark VI CDO Limited, and Landmark VII CDO Limited as Lenders (the “Amendment to Second Lien”). Pursuant to the Amendment to the Second Lien, the Company was required (among other things) to take certain action within one hundred twenty (120) days after the effective date of the amendment, including without limitation, the issuance of certain warrants to the lenders under the Second Lien Credit Agreement, the execution of certain equity agreements with management, and steps necessary to result in the Company no longer being required to file periodic reports with the SEC under the Securities and Exchange Act of 1934.

On July 27, 2009, the Company enterd into an agreement with the lenders under the Second Lien Credit Agreement extending the deadline for the Company to comply with the requirements of Sections 8-10 of the Amendment to the Second Lien through August 7, 2009. On August 6, 2009, and again on August 11, 2009, the Company entered into agreements further extending this deadline through August 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Triple Crown Media, Inc.

Date: August 12, 2009

By:	/s/ Mark G. Meikle
Name: Mark G. Meikle Title: Executive Vice President and Chief Financial Officer